UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ______________________________________________________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 22, 2017

  ______________________________________________________
NATURAL RESOURCE PARTNERS L.P.
(Exact name of registrant as specified in its charter)
  ______________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-31465 (Commission File Number)	35-2164875 (I.R.S. Employer Identification No.)

1201 Louisiana St., Suite 3400 Houston, Texas (Address of principal executive offices)		77002 (Zip code)

Registrant’s telephone number, including area code: (713) 751-7507
 ______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 22, 2017, Natural Resource Partners L.P. (“NRP”) entered into (i) a Class A Convertible Preferred Unit and Warrant Purchase Agreement (the “Preferred Unit and Warrant Purchase Agreement”) pursuant to which institutional investors will purchase preferred units representing limited partner interests in NRP and warrants to purchase common units representing limited partner interests in NRP (“Common Units”) and (ii) an Exchange and Purchase Agreement (the “Notes Agreement”) with several holders of its 9.125% Senior Notes due 2018 (the “Existing Notes”) pursuant to which such holders will exchange all of their Existing Notes for a new series of senior notes (the “New Notes”) and purchase additional New Notes.

Preferred Unit and Warrant Purchase Agreement

On February 22, 2017, NRP entered into the Preferred Unit and Warrant Purchase Agreement, pursuant to which certain entities controlled by funds managed by Blackstone Tactical Opportunities (the “Blackstone Purchasers”), and certain affiliates of GoldenTree Asset Management LP (collectively, the “GoldenTree Purchasers” and, together with the Blackstone Purchasers, the “Preferred Purchasers”), agreed to purchase $250 million of Class A Convertible Preferred Units representing limited partner interests in NRP (the “Preferred Units”). NRP will issue 250,000 Preferred Units to the Preferred Purchasers at a price of $1,000 per Preferred Unit (the “Per Unit Purchase Price”), less a 2.5% structuring and origination fee, for total net proceeds, before expenses, of $243,750,000. Upon issuance, the Preferred Units will entitle the Preferred Purchasers to receive cumulative dividends at a rate of 12% per year, up to one half of which NRP may pay in additional Preferred Units (such additional Preferred Units, the “PIK Units”). NRP will also issue two tranches of warrants (the “Warrants”) to purchase Common Units to the Preferred Purchasers (Warrants to purchase 1.75 million Common Units with a strike price of $22.81 and Warrants to purchase 2.25 million Common Units with a strike price of $34.00). The Warrants may be exercised by the holders thereof at any time before the eighth anniversary of the closing date. Upon exercise of the Warrants, NRP may, at its option, elect to settle the Warrants in Common Units or cash, each on a net basis. The Preferred Units, the Class A PIK Units and the Warrants will be issued and sold in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

The Preferred Units will have a perpetual term, unless converted or redeemed as described below. The Preferred Units (including any PIK Units) will be convertible into Common Units at the election of the holders (1) after the fifth anniversary and prior to the eighth anniversary of the issue date at a 7.5% discount to the volume weighted average trading price of NRP’s Common Units (the “VWAP”) for the 30 trading days immediately prior to the notice of conversion if the 30-day VWAP immediately prior to such notice is greater than $51.00 (subject to a maximum of 33% of the Preferred Units per year) and (2) after the eighth anniversary of the issue date at a 10% discount to the VWAP for the 30 trading days immediately prior to the notice of conversion. Instead of issuing Common Units pursuant to clause (1) of the preceding sentence, NRP will have the option to redeem the Preferred Units proposed to be converted for cash at a price equal to the Per Unit Purchase Price, plus the value of any accrued and unpaid distributions. To the extent the holders of the Preferred Units have not elected to convert their Preferred Units by the twelfth anniversary of the issue date, NRP will have the right to force conversion of the Preferred Units into Common Units at a 10% discount to the VWAP for the 30 trading days immediately prior to the notice of conversion. In addition, at any time after the issue date, NRP will have the ability to redeem all or any portion of the Preferred Units (including PIK Units) for cash at the agreed upon per unit amount, which is calculated as the Per Unit Purchase Price multiplied by (i) prior to the third anniversary of the closing date, 1.50, (ii) on or after the third anniversary of the closing date and prior to the fourth anniversary of the closing date, 1.70 and (iii) on or after the fourth anniversary of the closing date, 1.85.

The terms of the Preferred Units will contain certain restrictions on NRP’s ability to pay distributions on its Common Units. To the extent that either (i) NRP’s consolidated leverage ratio is greater than 3.25x, or (ii) the ratio of NRP’s distributable cash flow to cash distributions made or proposed to be made is less than 1.2x (in each case, with respect to the most recently completed four-quarter period), NRP may not increase the quarterly distribution above $0.45 per quarter without the approval of the holders of a majority of the outstanding Preferred Units. In addition, if at any time after January 1, 2022, any PIK Units are outstanding, NRP may not make distributions on its Common Units until it has redeemed all PIK Units for cash.

The holders of the Preferred Units will have the right to vote with holders of NRP’s Common Units on an as-converted basis and will have other customary approval rights with respect to changes of the terms of the Preferred Units. In addition, the Blackstone Purchasers will have certain approval rights over certain matters, including:

•	the incurrence of new indebtedness, subject to certain exceptions;

•	material changes to NRP’s business;

•	acquisitions, divestitures and capital expenditures in excess of certain dollar thresholds;

•	amendments to material contracts resulting in a cash impact to NRP in excess of certain dollar thresholds;

•	settlement of any litigation or regulatory matter resulting in cash payments by NRP in excess of certain thresholds; and

•	amendments to related party contracts outside of the ordinary course of business.

In addition, GoldenTree will have certain more limited approval rights at closing, but will gain additional approval rights under certain circumstances. The approval rights held by the Blackstone Purchasers and the GoldenTree Purchasers will not be transferrable without NRP’s consent. In addition, the approval rights held by the Blackstone Purchasers and the GoldenTree Purchasers will terminate at such time that the Blackstone Purchasers (together with its affiliates) or the Golden Tree Purchasers (together with their affiliates), as applicable, no longer own at least 20% of the total number of Preferred Units issued on the closing date, together with all PIK Units that have been issued but not redeemed (the “Minimum Preferred Unit Threshold”). To the extent any Preferred Units have converted into Common Units that are still held by the applicable Preferred Purchaser (or its affiliates), such Common Units will be deemed to represent a number of Preferred Units based on the weighted average number of Common Units issued in each conversion and will count towards the Minimum Preferred Unit Threshold. The foregoing terms of the Preferred Units will be reflected in an amendment to NRP’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of September 20, 2010, as amended, to be entered into at closing.

At the closing, pursuant to a Board Representation and Observation Agreement, the Preferred Purchasers will receive certain board appointment and observation rights. At closing, the Blackstone Purchasers will have the option to appoint one person to serve on the Board of Directors of GP Natural Resource Partners LLC (the general partner of NRP’s general partner) (the “GP LLC Board”) and the right to appoint one person as an observer to attend meetings of the GP LLC Board. The Blackstone Purchasers’ rights to appoint a member of the GP LLC Board and an observer shall terminate at such time as the Blackstone Purchasers, together with its affiliates, no longer own the Minimum Preferred Unit Threshold. Following the time that the Blackstone Purchasers (and its affiliates) no longer own the Minimum Preferred Unit Threshold and until such time as the GoldenTree Purchasers (together with their affiliates) no longer own the Minimum Preferred Unit Threshold, the GoldenTree Purchasers shall have the one time option to appoint either one person to serve as a member of the GP LLC Board or one person to serve as a GP LLC Board observer. To the extent that the GoldenTree Purchasers elect to appoint a GP LLC Board member and later remove such GP LLC Board member, the GoldenTree Purchasers may then elect to appoint a GP LLC Board observer.

The Partnership will enter into a registration rights agreement (the “Preferred Unit and Warrant Registration Rights Agreement”) with the Preferred Purchasers. Pursuant to the Preferred Unit and Warrant Registration Rights Agreement, the Partnership will be required to file (i) a shelf registration statement to register the Common Units issuable upon exercise of the Warrants and to cause such registration statement to become effective not later than 90 days following the closing and (ii) a shelf registration statement to register the Common Units issuable upon conversion of the Preferred Units and to cause such registration statement to become effective not later than the earlier of the fifth anniversary of the closing or 90 days following the first issuance of any Common Units upon conversion of Preferred Units (the “Registration Deadlines”). In addition, the Preferred Unit and Warrant Registration Rights Agreement will give the Preferred Purchasers piggyback registration and demand underwritten offering rights under certain circumstances. If the shelf registration statements are not effective by the Registration Deadlines, NRP will be required to pay the Preferred Purchasers certain liquidated damages in the amounts and upon the terms set forth in the Preferred Unit and Warrant Registration Rights Agreement.

The closing of the transactions contemplated under the Preferred Unit and Warrant Purchase Agreement is conditioned on and will occur simultaneously with the closing of the transactions contemplated under the Notes Agreement and an amendment to NRP (Operating) LLC's ("Opco") Third Amended and Restated Credit Agreement to be entered into at closing (the "Opco RCF Amendment").

Notes Agreement

On February 22, 2017, NRP and NRP Finance Corporation (together “the Issuers”) entered into the Notes Agreement with the holders of approximately 57% of the Existing Notes (the “Consenting Holders”). Pursuant to the Notes Agreement, the Consenting Holders agreed to exchange $241 million aggregate principal amount of Existing Notes for New Notes. In addition, the Issuers will issue and sell $105 million aggregate principal amount of New Notes to the Consenting Holders in exchange for cash. The New Notes will be issued under an Indenture (the “New Indenture”) to be dated as of the closing date, will bear interest at 10.500% per year, payable semi-annually on March 1 and September 1, beginning September 1, 2017, and will mature on March 1, 2022.

The Issuers will have the option to redeem the New Notes, in whole or in part, at any time on or after March 1, 2019, at the redemption prices (expressed as percentages of principal amount) of 105.25% for the 12-month period beginning March 1, 2019,

102.625% for the 12-month period beginning March 1, 2020, and thereafter at 100.000%, together, in each case, with any accrued and unpaid interest to the date of redemption. Furthermore, before March 1, 2019, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of certain public or private equity offerings at a redemption price of 110.500% of the principal amount of New Notes, plus any accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the New Notes issued under the New Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. In the event of a change of control, as defined in the New Indenture, the holders of the New Notes may require the Issuers to purchase their New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest, if any. All New Notes will be issued at a price of 98.75% (original issue discount of 1.25%), and each Consenting Holder will receive cash premium of 5.813% of the aggregate principal amount of all Existing Notes tendered for exchange by such Consenting Holder, as well as all accrued and unpaid interest thereon through the closing date.

The New Indenture will contain restrictive covenants that are substantially similar to those contained in the Indenture governing the Existing Notes, except that the debt incurrence and restricted payments covenants will contain additional restrictions. Under the debt incurrence covenant, NRP’s non-guarantor restricted subsidiaries will not be permitted to incur additional indebtedness unless the consolidated leverage ratio of such subsidiaries is less than 3.00x (measured on a pro forma basis and assuming that the greater of (i) $150.0 million of debt (or, if less, at NRP's election, the amount of total lending commitments under any revolving credit facility) and (ii) the actual amount of debt outstanding is outstanding under any revolving credit facility); provided, however, that such non-guarantor restricted subsidiaries will be permitted to make up to $150 million in borrowings under a revolving credit facility (which amount will be reduced on a dollar for dollar basis to the extent NRP has made the election described in clause (i) above). Under the restricted payments covenant, NRP will not be able to increase the quarterly distribution on its Common Units or elect to pay more than 50% of the distributions required to be made on the Preferred Units in the form of cash, unless, in each case, NRP’s consolidated leverage ratio is less than 4.00x. In addition, the restricted payments covenant will contain restrictions on NRP’s ability to redeem the Preferred Units.

The New Notes will be the senior unsecured obligations of the Issuers. The New Notes will rank equal in right of payment to all existing and future senior unsecured debt of the Issuers, including the remaining outstanding Existing Notes, and senior in right of payment to any subordinated debt of the Issuers. The New Notes will be effectively subordinated in right of payment to all future secured debt of the Issuers to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated in right of payment to all existing and future debt and other liabilities of NRP’s subsidiaries, including Opco’s revolving credit facility and each series of Opco’s existing senior notes. None of NRP’s subsidiaries will guarantee the New Notes initially.

The New Indenture will contain a covenant requiring the Issuers to (i) redeem $90 million in aggregate principal amount of the Existing Notes at the then-applicable redemption price (and pay all accrued and unpaid interest thereon) within 60 days following the closing and (ii) redeem any and all remaining outstanding Existing Notes within 60 days after October 1, 2017 at the then-applicable redemption price (and pay all accrued and unpaid interest thereon).

The Issuers will enter into a registration rights agreement (the “Notes Registration Rights Agreement”) with the Consenting Holders. Pursuant to the Notes Registration Rights Agreement, the Issuers will agree to file a registration statement with the Securities and Exchange Commission for the benefit of the Consenting Holders so that such holders can exchange the New Notes for exchange securities that have substantially identical terms as the New Notes. The Issuers will use commercially reasonable efforts to cause the exchange to be completed within 180 days after the closing. The Issuers will be required to pay additional interest, as specified in the Notes Registration Rights Agreement, if they fail to comply with their obligations described in this paragraph and in the Notes Registration Rights Agreement.

The closing of the transactions contemplated by the Notes Agreement is conditioned on and will occur simultaneously with the closing of the transactions contemplated under the Preferred Unit and Warrant Purchase Agreement and the Opco RCF Amendment that will be entered into at closing.

Item 2.02	Results of Operations and Financial Condition

As part of the Disclosure Information (as defined below), on January 17, 2017, NRP provided certain financial information regarding the year ended December 31, 2016 (the “2016 Information”), as set forth on Exhibit 99.1 furnished herewith. The 2016 Information is incorporated by reference into this Item 2.02.

The 2016 Information was provided to the Consenting Holders on January 17, 2017, and does not reflect and has not been updated to reflect NRP's current results or outlook for 2016. The 2016 Information shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of NRP’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. In addition, the 2016 Information does not purport to present NRP’s financial condition or 2016 results in accordance with accounting principles generally accepted in the United States. NRP’s independent accountants have not examined, compiled, audited or otherwise applied procedures to the 2016 Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement-Preferred Unit and Warrant Purchase Agreement” is hereby incorporated by reference into this Item 3.02.

Item 7.01	Regulation FD Disclosure

Prior to entering into the Notes Agreement, NRP entered into non-disclosure agreements with the Consenting Holders and provided such Consenting Holders with certain non-public information, including certain financial projections as set forth on Exhibit 99.1 hereto (the “Disclosure Information”). Pursuant to the non-disclosure agreements with the Consenting Holders, NRP agreed to publicly disclose the Disclosure Information, and, accordingly, is furnishing such information under this Item 7.01. The Disclosure Information represented NRP’s best estimates as of January 17, 2017 and has not been updated to reflect NRP’s current forecast or outlook, including for 2016. The Disclosure Information was provided to the Consenting Holders for the sole purpose of facilitating discussions with respect to the 2018 Notes and the exchange thereof and should not be relied upon as guidance for 2016, 2017 or 2018. The 2016 Information was provided to the Consenting Holders for the sole purpose of facilitating discussions with them with respect to the 2018 notes. Actual 2016 results may differ materially from the 2016 Information furnished herewithin.

The information contained in this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of NRP’s filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Financial Projections and Other Information

NRP provided the Disclosure Information furnished herewith on Exhibit 99.1 to the Consenting Holders. This information was not prepared with a view toward public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Disclosure Information does not purport to present NRP’s financial condition in accordance with accounting principles generally accepted in the United States. NRP’s independent accountants have not examined, compiled or otherwise applied procedures to the Disclosure Information and, accordingly, do not express an opinion or any other form of assurance with respect to such information. The inclusion of the Disclosure Information should not be regarded as an indication that NRP or its affiliates or representatives consider such information to be a reliable prediction of future events, and such information should not be relied upon as such. Neither NRP nor any of its affiliates or representatives has made or makes any representation to any person regarding NRP’s future performance compared to the Disclosure Information, and none of them undertakes any obligation to publicly update the projections to reflect circumstances existing after the date when the Disclosure Information was made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Item 8.01	Other Events

Opco RCF Amendment

At closing, we expect to enter into the Opco RCF Amendment, which will amend the Third Amended and Restated Credit Agreement, dated as of June 16, 2015, by and among Opco, the lenders party thereto, Citibank, N.A. as Administrative Agent and Collateral Agent, Citigroup Global Markets Inc. and Wells Fargo Securities LLC as Joint Lead Arrangers and Joint Bookrunners, and Citibank, N.A., as Syndication Agent, as amended (the “Existing Credit Facility”). The Opco RCF Amendment will extend the term of the Existing Credit Facility until April 2020 and reduce the commitments of the lenders as follows: (1) commitments reduced to $180 million (from $210 million) at the closing; (2) commitments further reduced to $150 million at December 31, 2017; and (3) commitments further reduced to $100 million at December 31, 2018 through maturity in April 2020. The Opco RCF Amendment would not change the pricing grid or financial covenants under the Existing Credit Facility; provided, however, that if NRP increases its quarterly distribution to its common unitholders above $0.45 per Common Unit, the maximum leverage ratio under the Opco revolving credit facility would decrease from 4.0x to 3.0x. Other terms of the Opco RCF Amendment will include revisions to the mandatory prepayment provisions with respect to net cash proceeds received from certain asset sales (requiring 75% of such net proceeds to be used to repay borrowings thereunder), additional limitations on the ability of Opco and its subsidiaries to make certain investments, and the payment by Opco to the lenders of an extension fee equal to $650,000.

Cautionary Note Regarding Forward-Looking Statements

The information included in this Current Report on Form 8-K (including information furnished under Items 2.02 and 7.01 herein) contains “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, that address financial results, activities, events or developments that NRP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by NRP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The assumptions used in preparing the statements may prove to be incorrect in a number of material ways and are subject to risks and uncertainties, many of which are beyond the control of NRP. These risks include, but are not limited to, risks that the transactions described in this Current Report on Form 8-K may not be consummated; commodity prices; decreases in demand for coal, aggregates and industrial minerals, including trona/soda ash; changes in operating conditions and costs; production cuts by NRP’s lessees; unanticipated geologic problems; our liquidity and access to capital and financing sources; changes in the legislative or regulatory environment and other factors detailed in NRP’s Securities and Exchange Commission filings. NRP has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit Number	Description
99.1	Information provided to Consenting Noteholders

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.
(Registrant)

	By:	NRP (GP) LP
its General Partner

	By:	GP Natural Resource Partners LLC
its general partner

Date: February 23, 2017		/s/ Kathryn S. Wilson
Kathryn S. Wilson
Vice President and General Counsel